Sprague Resources Announces Receipt of Proposal to Acquire All of its Outstanding Common Units
March 27, 2020 at 6:00 AM EDT
PORTSMOUTH, N.H., March 27, 2020 (GLOBE NEWSWIRE) -- Sprague Resources LP (“Sprague”) (NYSE: SRLP) announced today that it received an unsolicited non-binding proposal from Sprague Resources Holdings LLC (“Holdings”) dated March 25, 2020, pursuant to which Holdings would acquire all of the outstanding common units of Sprague that Holdings and certain of its affiliates do not already own in exchange for $13.00 in cash per common unit. Holdings and certain of its affiliates hold approximately 53.3% of the outstanding common units of Sprague as of March 26, 2020.
The $13.00 per common unit price of the proposal represents a premium of approximately 14% to its 10-day volume weighted average price prior to March 26, 2020, and a premium of approximately 7% to its 30-day volume weighted average price prior to March 26, 2020.
The board of directors of Sprague’s general partner will delegate the authority to evaluate and negotiate the proposal to its conflicts committee. The conflicts committee, which is composed of only independent directors of the board of directors of Sprague’s general partner, will consider the proposal pursuant to applicable procedures established in Sprague’s partnership agreement and will engage legal and financial advisors in connection with its consideration of the proposal. The proposal is non-binding and is subject to the negotiation and execution of a mutually acceptable merger agreement or other similar agreement which would set out all of the terms and conditions relevant to the proposed transaction. The proposal also would be subject to customary closing conditions, such as customary regulatory approvals.
Intrepid Partners, LLC is acting as financial advisor to Holdings.
Forward Looking Statements
This press release may include forward-looking statements. These forward-looking statements involve risks and uncertainties and other factors that are difficult to predict and many of which are beyond management’s control. Although Sprague believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and involve risks that may affect our business prospects and performance causing actual results to differ from those discussed in the foregoing release. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including the board of directors’ ability to delegate authority to the conflicts committee; the advisors expected to be retained by the conflicts committee; the parties’ ability to enter into the proposed transaction; the parties’ ability to consummate the proposed transaction; and the conditions to the completion of the proposed transaction, including the receipt of certain regulatory approvals required in connection with the proposed transaction.  These are not all of the important factors that could cause actual results to differ materially from those expressed in the forward-looking statements. Other applicable risks and uncertainties related to our business have been described more fully in Sprague’s most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 5,

2020, and in Sprague’s subsequent Form 10-Q and Form 8-K filings, and other documents filed with the SEC. Sprague undertakes no obligation and does not intend to update any forward-looking statements to reflect new information or future events.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.
About Sprague Resources LP
Sprague Resources LP is a master limited partnership engaged in the purchase, storage, distribution and sale of refined petroleum products and natural gas. Sprague also provides storage and handling services for a broad range of materials. More information concerning Sprague can be found at www.spragueenergy.com.
Investor Contact:
Paul Scoff
+1 800.225.1560
investorrelations@spragueenergy.com

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